FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
June 6, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Kromolice Production Start;

Signs Definitive Warsaw South Agreement with PGNiG

Salt Lake City, June 6, 2011 – FX Energy, Inc. (NASDAQ: FXEN) today announced that gas production has started at the Kromolice production facility.  Production will be increased gradually over the next 30 days or so until reaching the plateau production rate estimated at approximately 10.2 million standard cubic feet of gas per day (mmscf/d).  The Kromolice production facility serves two wells: Kromolice-1 and Kromolice-2.  The nearby Sroda-4 well, which started production in December 2010, is served by its own production facility, but downstream the production from the Kromolice and Sroda wells share a single pipeline.  The combined production rate from the three wells is estimated at approximately 14.1 mmscf/d gross during the initial plateau production phase of several years.  The KSK wells are located in the Poznan area of the Fences concession in western Poland.  The Polish Oil and Gas Company (“PGNiG”) operates the Poznan area and owns 51% interest; FX Energy owns 49%.

FX Energy also reported that PGNiG has signed a definitive Joint Operating Agreement to earn a 49% interest in the Company’s 880,000 acre Warsaw South concession.  FX Energy is operator of the Warsaw South concession and owns 51%; PGNiG will earn 49%.

“We are very pleased to have reached two more milestones this week in our Polish operations.  The start of production from the Kromolice facility signals a significant increase in production and revenue, which is especially welcome in light of the plethora of opportunities before us in Poland.  We are also pleased that PGNiG will join us in the largely unexplored Warsaw South concession,” said David Pierce, president of FX Energy.  “PGNiG’s participation will free up a significant amount of capital for us to advance our other exploration projects in Poland.”

FX Energy also provided an update on its other current Polish operations.

Plawce-2 Tight Gas Well

The Plawce-2 tight gas well in the Poznan area in western Poland is currently at a depth of 3,046 meters.  Plawce-2 is targeting Rotliegend sands at an estimated depth of approximately 3,729 meters.  Plans call for drilling to a vertical depth of approximately 4,000 meters.  Following evaluation of cores, logs and flow tests, the parties may consider fraccing the vertical well and/or drilling a horizontal section.  PGNiG operates the Fences concession and the Plawce-2 well and owns 51% interest; the Company owns 49%.

Machnatka-2

The Machnatka-2 well in the Company’s 880,000 acre Warsaw South concession in eastern Poland is currently drilling at a depth of 3,264 meters.  The well began drilling in early May and is expected to test both Zechstein and Carboniferous horizons before reaching total depth of 4,070 meters.  NAFTA Pila is the drilling contractor.  The location for the well was selected on recently acquired 2-D seismic data.  A second well and additional seismic are planned for later this year.  FX Energy is operator of the Warsaw South concession and owns 51%; PGNiG will earn 49%.

Kutno Well Status

FX Energy also reported that a drilling contract for the Kutno well has been signed with NAFTA Pila.  The Company plans to begin drilling a well in the third quarter this year on a 35,000 acre Rotliegend structure at a depth of approximately 6,500 meters.  FX Energy is the operator of the Kutno concession; PGNiG and FX Energy have signed a joint operating agreement under which PGNiG will earn 50% interest in the concession.

Seismic

The Company has just completed the acquisition phase of its 2-D seismic program in its 100% owned Northwest concession.  The program focused on the Plonsko prospect, an 18 square kilometer four way closure Rotliegend structure at a depth of about 3600 meters.  Drillsite selection on the Plonsko prospect is anticipated later this year following seismic processing and interpretation.

The Company is about 30% complete on the acquisition phase of its 2-D seismic program in its 100% owned Edge concession.  The seismic is targeting three specific leads in Ca-1, Rotliegend and Devonian horizons.  Drillsite selection is anticipated near the end of this year.

Seismic acquisition is underway on the 3-D Zerkow-Pleszew program in the Poznan area of the Fences concession.  The 3-D seismic is focused southeast of the recent Lisewo-2 discovery where 2-D seismic indicates a long southeast structural feature extending from the original discovery.  PGNiG operates the Fences concession and owns 51% interest; the Company owns 49%.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

______________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.